SPECIAL MEETING OF SHAREHOLDERS

On April 1, 2005, a Special Meeting of Shareholders for the Fund was held to consider a number of proposals. On January 14, 2005, the record date for the meeting, the Fund had $112,337,192 of net assets outstanding of which $34,118,306 (30.37%) of net assets were represented at the meeting.

Proposal 1 -The proposed reorganization of the Fund into Evergreen Large Cap Equity Fund, a series of Evergreen Equity Trust, a Delaware business trust:

$31,235,352 voted "For"
$ 1,291,515 voted "Against"
$ 1,591,439 voted "Abstain"
Proposal 2-To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:

$30,788,911 voted "For"
$ 1,475,043 voted "Against"
$ 1,854,352 voted "Abstain"

SPECIAL MEETING OF SHAREHOLDERS

On April 1, 2005, a Special Meeting of Shareholders for the Fund was held to consider a number of proposals. On January 14, 2005, the record date for the meeting, the Fund had $105,213,337 of net assets outstanding of which $61,413,770 (58.37%) of net assets were represented at the meeting.

Proposal 1 -The proposed reorganization of the Fund into Evergreen Balanced Fund, a series of Evergreen Equity Trust, a Delaware business trust:

$54,558,196 voted "For"
$ 3,451,233 voted "Against"
$ 3,404,342 voted "Abstain"
Proposal 2-To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:

$54,550,738 voted "For"
$ 2,442,017 voted "Against"
$ 4,421,015 voted "Abstain"